Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Biofrontera Inc. (the “Company”), the undersigned hereby consents to being named as a director nominee, and to the inclusion of his or her biographical and other information, in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

Dated: August 10, 2021

/s/ John J. Borer III
Name: John J. Borer III